Exhibit 99.2

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and those contained in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and our other filings with the SEC. The risk factors below relate to the DOE Loan entered into by the Borrower with the DOE on December 12, 2024. Defined terms in these risk factors have the meanings ascribed to them in the Current Report on Form 8-K filed by us on December 12, 2024, to which these risk factors are attached as an exhibit. The risks and uncertainties described below and elsewhere in our most recent Annual Report on Form 10-K and other SEC filings are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to EVgo’s Business

Completion of the Project is substantially contingent on our ability to fully draw on our DOE Loan, which contains a number conditions precedent to the first and each draw. Failure to satisfy the conditions required to fully draw down on our DOE Loan would materially and adversely affect our business, financial condition and results of operations.

The DOE Loan provides for approximately $1.25 billion of loans, consisting of $1.05 billion of principal and up to $193 million of capitalized interest, to fund the construction, installment, deployment and operation of approximately 7,500 new Stalls nationwide. We cannot, however, access these funds immediately or all at once, but only through periodic draws through the end of the Deployment Period, assuming eligible costs are incurred, and the first draw must occur prior to June 12, 2025. Our ability to receive Advances under the DOE Loan is subject to the satisfaction of various conditions precedent, including but not limited to continued compliance with our representations and warranties, the required debt service coverage ratio, information requirements and repayment obligations. If we are unable to satisfy the conditions required to borrow under the DOE Loan and the DOE does not grant a waiver, and as a result we are not able to draw on the DOE Loan to fund the contemplated Stalls, we may have to delay completion of the overall Project, which could materially and adversely affect our business, financial condition and results of operations. Our failure to comply with the covenants or other terms of the DOE Loan, including as a result of events beyond our control, could result in a default under the DOE Loan that could materially and adversely affect the ongoing viability of our business.

The DOE Loan contains customary events of default, including failure to make payments when due, failure to maintain the required debt service coverage ratio, the occurrence of a change of control, and other breaches under the loan documents. During the continuation of an event of default, the DOE may exercise usual and customary remedies, including acceleration of the principal amount of the loan, assessment of fees and penalties, and enforcement on the collateral. Any acceleration of amounts due under the DOE Loan would materially and adversely affect our business, financial condition and results of operations.

If we experience an event of default, we may need to seek a waiver from the DOE, and there can be no assurance the DOE will be willing to grant such waiver. The DOE’s interests may not always be aligned with our interests. If our interests come into conflict with those of the DOE, including upon the occurrence of an event of a default under the DOE Loan, the DOE may choose to act in its self-interest. An event of default under the DOE Loan that is not waived by the DOE would materially and adversely affect our business, financial condition and results of operations.

The DOE Loan is secured by a substantial portion of our consolidated assets, resulting in the lack of substantial remaining assets available for incurring additional secured indebtedness.

Our obligations under the DOE Loan are secured on a first priority basis (subject to customary exceptions and permitted liens) by, and among other things, certain assets of the Borrower, which include the Stalls contributed to the Borrower by us pursuant to the terms of the DOE Loan, and the equity interests of the Borrower. Because a substantial portion of our consolidated assets secure the DOE Loan, we may not have substantial remaining assets available to secure other indebtedness. Accordingly, we may not be able to incur additional secured indebtedness in the future. Additionally, if the Borrower is unable to satisfy its payment obligations under the DOE Loan and an event of default occurs, the secured parties under the DOE Loan may foreclose on and sell the secured assets, which could prevent us from accessing such assets for our business and conducting our business as planned. Either of these events could materially and adversely affect our business, financial condition and results of operations.

The restrictions imposed on the Borrower under the DOE Loan limit our flexibility in operating the business of the Borrower and could limit our flexibility in operating our business.

The DOE Loan contains various affirmative and negative covenants that limit the ability of the Borrower and its subsidiaries to engage in specified types of transactions. These covenants, which are each subject to customary exceptions, impose limitations on the Borrower’s ability to, among other things, without complying with the DOE Loan or obtaining the consent of the DOE:

•	incur additional indebtedness;

•	sell, lease, transfer or otherwise dispose of certain assets;

•	acquire another company or business or enter into a merger or similar transaction with third parties;

•	pay dividends and make other restricted payments;

•	encumber or permit liens on certain assets;

•	amend our organizational documents or capital structure; and

•	make certain investments.

Our board of directors or management team may believe that the Borrower taking any one of these actions would be in our best interests and the best interests of our stockholders. If that were the case and if we were unable to complete any of these actions because the DOE does not provide its consent, that could materially and adversely impact our business, financial condition and operating results.

We depend upon cash distributions from our subsidiaries, including the Borrower, to fund our operations, and restrictions on the Borrower’s ability to distribute cash to us under the DOE Loan could adversely affect our business plans.

We conduct our operations through operating subsidiaries, including the Borrower. Accordingly, our ability to meet our obligations at the EVgo level depends upon the ability of our subsidiaries, including the Borrower, to distribute cash to us. In this regard, the ability of the Borrower to distribute cash to us is limited by certain restrictions and requirements to which the Borrower is subject under the terms of the DOE Loan. The terms of the DOE Loan generally prohibit\ the Borrower from making a dividend or distribution unless, among other things, (i) the Borrower has provided the required notice under the DOE Loan to the DOE of the proposed dividend or distribution, (ii) the Borrower has complied with funding requirements for the reserve accounts and operating account under the DOE Loan, (iii) the Borrower’s debt to EBITDA ratio during the availability period for draws under the DOE Loan complies with the requirements set forth in the DOE Loan, and (iv) following the availability period for draws under the DOE Loan, the historical debt service coverage ratio and projected debt service coverage ratio comply with the requirements set forth in the DOE Loan. If these limitations were to materially impede the flow of cash to us, such restriction could materially and adversely affect our business, financial condition and results of operations.

We may need to raise additional funds, and these funds may not be available when needed or may only be available on unfavorable terms, which could impact our ability to fund our operations, our growth and the build-out of our network.

We may need to raise additional capital in the future to fund our operations, further scale our business and expand our charging network. We may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or through grant funding. We cannot be certain that additional funds or incentives will be available on favorable terms when required, or at all, or that we will be able to capture expected grant funding under various existing and new state and local programs in the future. Interest rates have been elevated in recent periods, and, while they have recently fallen, if that trend does not continue, the cost of capital could remain high or increase in future periods. Any future indebtedness we incur would be effectively subordinated to the DOE Loan to the extent of the collateral securing the DOE Loan, and would be structurally subordinated to the existing and future indebtedness of our subsidiaries, including the DOE Loan. Additionally, the terms of the DOE Loan impose limitations on our ability to raise funds due to restrictive covenants relating to the Borrower’s ability to incur indebtedness and pledge assets. See “The restrictions imposed on the Borrower under the DOE Loan limit our flexibility in operating the business of the Borrower and could limit our flexibility in operating our business” above.

If we cannot raise additional funds when needed, our business, financial condition, and results of operations could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms for such securities or arrangements could require significant interest payments or contain restrictive covenants or other unfavorable terms and rank senior to the interests held by our stockholders. In addition, to the extent we raise funds through the sale of additional equity securities, the market price of our Class A Shares could be adversely affected and our stockholders would experience dilution. See Part I, Item IA, “Risk Factors - Risks Related to EVgo’s Securities - The market price of EVgo’s Class A common stock could be adversely affected by, and EVgo’s stockholders may experience dilution as a result of, sales of substantial amounts of Class A common stock in the public or private markets, including sales by the Company, EVgo Holdings or other large holders” in our Annual Report on Form 10-K for the year ended December 31, 2023.